Exhibit 10.7

United Technologies Corporation Executive Leadership Group

February 2006 Amendments

The Corporation’s Executive Leadership Group Program (the “ELG”) has been amended, effective February 3, 2006, to provide for a restricted share unit retention award (an “RSU Retention Award”) that will replace Standard Separation Arrangement benefits in the case of retirement on or after age 62 with at least three years of ELG service. RSU Retention Awards will not be provided to executives who became ELG members prior to June 7, 2005 (i.e. the date the Standard Separation Arrangement was modified to preclude payments after age 62). Under the revised program, ELG members will forfeit their RSU Retention Award if they terminate employment with the Corporation for any reason prior to age 62. However, all ELG members, including those with RSU Retention Awards, retain their eligibility for the Standard Separation Arrangement in the event of termination prior to age 62, subject to and in accordance with the terms of the Program. Upon vesting in an RSU Retention Award, an ELG member will be subject to the same covenants and restrictions as provided for in the Standard Separation Arrangement.

The RSU Retention Award will consist of RSUs equal in value to two times base salary as of the date of appointment to the ELG. RSU Retention Awards will be credited with dividend equivalents. Following retirement, the Award will be settled in shares of Common Stock. Installment distributions will be available.

The annual perquisite allowance for executives admitted to the ELG on or after June 7, 2005 will be 8% of base salary. Other ELG benefits remain unchanged.

These program modifications will not affect executives who became ELG members prior to June 7, 2005.